Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Ivan Donaldson	David Oro
	Investor Relations	Media Relations
	idonaldson@micron.com	davidoro@micron.com
	(208) 368-4093	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
FOURTH QUARTER AND 2016 FISCAL YEAR

BOISE, Idaho, October 4, 2016 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its fourth quarter and 2016 fiscal year, which ended September 1, 2016. Revenues for the fourth quarter of fiscal 2016 were $3.22 billion and were 11 percent higher compared to the third quarter of fiscal 2016 and 11 percent lower compared to the fourth quarter of fiscal 2015. Revenues for fiscal year 2016 were $12.40 billion and net loss attributable to Micron shareholders was $276 million, or ($0.27) per diluted share. On a non-GAAP basis, the fiscal year result was income of $0.06 per diluted share. Cash flows from operations were $3.17 billion for fiscal year 2016.

"We are seeing improving market conditions in terms of both slowing supply growth and improving demand across a number of key segments," said Micron CEO Mark Durcan. "In addition, we continue to execute on our key initiatives related to the deployment of advanced technologies and products to advantage our customers."

GAAP Income and Per Share Data – On a GAAP(1) basis, net loss attributable to Micron shareholders for the fourth quarter of fiscal 2016 was $170 million, or ($0.16) per diluted share, compared to a net loss of $215 million, or ($0.21) per diluted share, for the third quarter of fiscal 2016 and net income of $471 million, or $0.42 per diluted share, for the fourth quarter of fiscal 2015.

Non-GAAP Income and Per Share Data – On a non-GAAP(2) basis, net loss attributable to Micron shareholders for the fourth quarter of fiscal 2016 was $56 million, or ($0.05) per diluted share, compared to a net loss of $79 million, or ($.08) per diluted share, for the third quarter of fiscal 2016 and net income of $399 million, or $0.37 per diluted share, for the fourth quarter of fiscal 2015. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

Revenues for the fourth quarter of fiscal 2016 were 11 percent higher compared to the third quarter of fiscal 2016. DRAM sales volumes were up approximately 20 percent, while NAND sales volumes were up approximately 12 percent. DRAM average selling prices declined approximately 6 percent, while NAND average selling prices were relatively unchanged. The company's overall consolidated gross margin of 18 percent for the fourth quarter of fiscal 2016 was slightly higher compared to the third quarter due to increases in gross margin of DRAM products.

Investments in capital expenditures, net of amounts funded by partners, were $1.69 billion for the fourth quarter of fiscal 2016 and $5.40 billion for the full fiscal year. The company ended the fourth quarter of fiscal 2016 with cash and marketable investments of $4.81 billion.

The company will host a conference call Tuesday, Oct. 4, 2016 at 2:30 p.m. MT to discuss its financial results. The call, audio, and slides will be available online at http://edge.media-server.com/m/p/s74bhmyv. A webcast replay will be available on the company's website until Oct. 4, 2017. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 78353367) beginning at 5:30 p.m. MT, Tuesday, Oct. 4, 2016 and continuing through Wednesday, Oct. 12, 2016. For Investor Relations and other company updates, follow @MicronTech on Twitter at https://twitter.com/MicronTech.

Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron's broad portfolio of high-performance memory technologies – including DRAM, NAND, and NOR Flash – is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron's memory solutions enable the world's most innovative computing, consumer, enterprise storage, networking, mobile, embedded, and automotive applications. Micron's common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

(1) GAAP represents U.S. Generally Accepted Accounting Principles.
(2) Non-GAAP represents GAAP excluding the impact of certain activities which the company's management excludes in analyzing the company's operating results and understanding trends in the company's earnings. Non-GAAP also includes the impact on shares used in per share calculations of the company's outstanding capped call transactions. For a reconciliation of GAAP to non-GAAP results, see the accompanying financial tables and footnotes.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
(in millions except per share amounts)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	September 1, 2016	June 2, 2016	September 3, 2015	September 1, 2016	September 3, 2015
Net sales	$3,217	$2,898	$3,600	$12,399	$16,192
Cost of goods sold	2,638	2,400	2,630	9,894	10,977
Gross margin	579	498	970	2,505	5,215
Selling, general, and administrative	157	148	170	659	719
Research and development	411	382	379	1,617	1,540
Restructure and asset impairments (1)	51	—	—	67	3
Other operating (income) expense, net	(8)	(5)	(6)	(6)	(45)
Operating income (loss)	(32)	(27)	427	168	2,998
Interest income (expense), net	(126)	(99)	(90)	(395)	(336)
Other non-operating income (expense), net (2)	(10)	(34)	18	(54)	(53)
Income tax (provision) benefit (3)	(3)	(15)	69	(19)	(157)
Equity in net income (loss) of equity method investees	1	(40)	47	25	447
Net (income) attributable to noncontrolling interests	—	—	—	(1)	—
Net income (loss) attributable to Micron	$(170)	$(215)	$471	$(276)	$2,899

Earnings (loss) per share:
Basic	$(0.16)	$(0.21)	$0.44	$(0.27)	$2.71
Diluted	(0.16)	(0.21)	0.42	(0.27)	2.47

Number of shares used in per share calculations:
Basic	1,037	1,036	1,060	1,036	1,070
Diluted	1,037	1,036	1,124	1,036	1,170

CONSOLIDATED FINANCIAL SUMMARY, Continued

As of	September 1, 2016	June 2, 2016	September 3, 2015
Cash and short-term investments	$4,398	$4,981	$3,521
Receivables	2,068	2,073	2,507
Inventories	2,889	2,920	2,340
Total current assets	9,495	10,110	8,596
Long-term marketable investments	414	671	2,113
Property, plant, and equipment, net	14,686	13,209	10,554
Total assets	27,540	27,001	24,143

Accounts payable and accrued expenses	3,879	3,599	2,611
Current debt (2)(4)	756	712	1,089
Total current liabilities	4,835	4,500	3,905
Long-term debt (2)(4)	9,154	8,919	6,252

Total Micron shareholders' equity	12,080	12,187	12,302
Noncontrolling interests in subsidiaries	848	847	937
Total equity	12,928	13,034	13,239

	Year Ended
	September 1, 2016	September 3, 2015
Net cash provided by operating activities	$3,168	$5,208
Net cash provided by (used for) investing activities	(3,068)	(6,232)
Net cash provided by (used for) financing activities	1,745	(718)

Depreciation and amortization	3,106	2,805
Investments in capital expenditures	(5,863)	(4,116)
Proceeds from issuance of debt and equipment sale-leaseback transactions	2,964	2,503
Repayments of debt	(870)	(2,329)
Cash paid to acquire treasury stock	(148)	(884)

(1)
In fiscal 2016, the company initiated a restructure plan in response to the current business environment and the need to accelerate focus on its key priorities. In connection with the plan, the company expects to incur charges of $80 million, substantially all in cash expenditures, of which $58 million was incurred in the fourth quarter of fiscal 2016, with the remainder in the early part of fiscal 2017. As of September 1, 2016, the company had accrued liabilities of $24 million related to the restructuring plan, substantially all of which is expected to be paid in the first quarter of fiscal 2017.

(2)	Other non-operating income (expense) consisted of the following:

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	September 1, 2016	June 2, 2016	September 3, 2015	September 1, 2016	September 3, 2015
Gain (loss) from changes in currency exchange rates	$(11)	$(5)	$(1)	$(24)	$(27)
Loss on restructure of debt	—	(3)	(1)	(4)	(49)
Other	1	(26)	20	(26)	23
	$(10)	$(34)	$18	$(54)	$(53)

In fiscal 2016, the company recognized other non-operating expense of $30 million to write off indemnification receivables upon the resolution of uncertain tax positions.

(3)
Income taxes for the fourth quarter of fiscal 2016 and fiscal year 2016 included expense of $12 million and $114 million, respectively, related to changes in amounts of net deferred tax assets associated with the company's MMJ and MMT operations. Income taxes for fiscal 2016 also included tax benefits of $52 million related to the favorable resolution of certain prior year tax matters and $41 million from business acquisition activities. Income taxes for the fourth quarter of fiscal 2015 and fiscal year 2015 included a benefit of $58 million and expense of $80 million, respectively, related to changes in amounts of net deferred tax assets associated with the company's MMJ and MMT operations. Remaining taxes for fiscal 2016 and 2015 primarily reflect taxes on the company's other non-U.S. operations. The company has a full valuation allowance for its net deferred tax asset associated with its U.S. operations. The provision (benefit) for taxes on U.S. operations for fiscal 2016 and 2015 was substantially offset by changes in the valuation allowance.

(4)
On April 26, 2016, the company entered into the 2022 Term Loan B and drew an aggregate principal amount of $750 million due April 2022. The 2022 Term Loan B is collateralized by substantially all of the assets of Micron Technology, Inc. (the parent company) and Micron Semiconductor Products, Inc. ("MSP"), a subsidiary of the parent company, subject to certain exceptions and permitted liens on such assets. The assets collateralizing the 2022 Term Loan B also collateralize the 2023 Secured Notes, described below, on an equal and ratable basis, subject to certain limitations. Issuance costs for the 2022 Term Loan B totaled $16 million, which included an original issue discount of 1% of the initial aggregate principal amount.

On April 26, 2016, the company issued $1.25 billion in principal amount of 2023 Secured Notes due September 2023. The 2023 Secured Notes are collateralized by substantially all of the assets of Micron Technology, Inc. and MSP, subject to certain exceptions and permitted liens on such assets, on an equal and ratable right with the 2022 Term Loan B described above, subject to certain exceptions. Issuance costs for the 2023 Secured Notes totaled $13 million.

In the fourth quarter of fiscal 2016 and in fiscal year 2016, the company recorded capital lease obligations aggregating $308 million and $882 million, respectively, at weighted-average effective interest rates of 3.4% and 3.1%, respectively. In the first quarter of fiscal 2016, the company drew the remaining $174 million of financing under a term loan agreement, collateralized by certain property, plant, and equipment.

MICRON TECHNOLOGY, INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(in millions except per share amounts)

	4th Qtr.	3rd Qtr.	4th Qtr.	Year Ended
	September 1, 2016	June 2, 2016	September 3, 2015	September 1, 2016
GAAP net income (loss) attributable to Micron	$(170)	$(215)	$471	$(276)
Non-GAAP adjustments:
Restructure and asset impairments	51	25	—	92
Amortization of debt discount and other costs	32	30	33	126
(Gain) loss from changes in currency exchange rates	11	5	1	24
(Gain) loss from business acquisition activities	—	(5)	(21)	(5)
Other	1	10	1	12
Estimated tax effects of above items	(1)	—	(13)	—
Non-cash changes in net deferred income taxes	20	71	(52)	134
Non-cash taxes from business acquisition activities	—	—	(21)	(41)
Total non-GAAP adjustments	114	136	(72)	342
Non-GAAP net income (loss) attributable to Micron	$(56)	$(79)	$399	$66

Number of shares used in diluted per share calculations:
GAAP	1,037	1,036	1,124	1,036
Effect of capped calls and other adjustments	—	—	(44)	(1)
Non-GAAP	1,037	1,036	1,080	1,035

Diluted earnings (loss) per share:
GAAP	$(0.16)	$(0.21)	$0.42	$(0.27)
Effects of above	0.11	0.13	(0.05)	0.33
Non-GAAP	$(0.05)	$(0.08)	$0.37	$0.06

The table above sets forth non-GAAP net income (loss) attributable to Micron, diluted shares, and diluted earnings (loss) per share. The adjustments above may or may not be infrequent or nonrecurring in nature but are a result of periodic or non-core operating activities of the company. The company believes this non-GAAP information is helpful to understanding trends and in analyzing the company's operating results and earnings. The company is providing this information to investors to assist in performing analyses of the company's operating results. When evaluating performance and making decisions on how to allocate company resources, management uses this non-GAAP information and believes investors should have access to similar data when making their investment decisions. The presentation of these adjusted amounts vary from numbers presented in accordance with U.S. GAAP and therefore may not be comparable to amounts reported by other companies.

The company's management excludes the following items in analyzing the company's operating results and understanding trends in the company's earnings:

•	Restructure and asset impairments, including charges to impair equity method investments;

•	Amortization of debt discount and other costs, including the accretion of non-cash interest expense associated with the company's convertible debt and the MMJ installment debt;

•	(Gain) loss from changes in currency exchange rates;

•	(Gain) loss from business acquisition activities;

•	The estimated tax effects of above items;

•	Non-cash changes in net deferred income taxes; and

•	Non-cash taxes resulting from business acquisition activities.

The company's outstanding capped call transactions are anti-dilutive in GAAP earnings per share but are expected to mitigate the dilutive effect of the company's convertible notes. In periods with non-GAAP income attributable to Micron, non-GAAP diluted shares include the impact of the capped calls, based on the average share price for the period that the capped calls are outstanding. In addition, in periods with a GAAP loss and non-GAAP income, non-GAAP diluted shares also includes the dilutive effect of equity plans and convertible notes as such amounts were not included in the corresponding determination of GAAP diluted shares.